FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Pat Ball
Senior Vice President, Strategic Resources Group
800-818-1498

Team Health Holdings, Inc. Announces Second Quarter 2016
Financial Results

Second Quarter 2016 Highlights:

▪	Net Revenue increased 27.9% to $1.12 billion over second quarter of 2015 ($185.7 million associated with IPC)

▪	Net earnings attributable to Team Health Holdings, Inc. were $18.8 million; $49.7 million after adjustments

▪	Diluted net earnings per share of $0.25; Adjusted EPS of $0.66

▪	Adjusted EBITDA increased 19.9% to $119.2 million ($15.8 million associated with IPC)

▪	Updated 2016 financial guidance

KNOXVILLE, Tenn. - August 2, 2016 - Team Health Holdings, Inc. ("TeamHealth" or the "Company") (NYSE: TMH), one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, today announced results for its second quarter of 2016.
“We delivered another quarter of double digit growth in net revenue and adjusted EBITDA, coupled with solid growth in operating cash flows, although results were slightly constrained compared to our expectations due to a reduced benefit from same contract pricing and timing on potential transactions in our acquisition pipeline,” said TeamHealth President and Chief Executive Officer, Mike Snow.

“In the second quarter, the largest contributor to revenue growth was the impact of the IPC acquisition. We continue to focus on integrating IPC to provide for future growth and remain on target to achieve the cost and revenue synergies as initially targeted. Our legacy acquisitions, same contract, and net new contract sales also contributed to positive revenue growth between quarters although at a lower rate than we have realized in prior quarters. Same contract revenue was impacted by a reduced contribution from same contract pricing, and while our acquisition pipeline remains active and robust, the contribution from acquisitions in our second quarter results was slightly lower than expected due to the timing of a few near term opportunities. However, as we look ahead, we continue to see significant growth opportunities in the market and remain enthusiastic about our prospects, strategic plan and the ability to drive long term value for our shareholders."
"As a result of our financial performance in the first half of 2016, and our current expectations about operating trends and growth opportunities for the remainder of the year, we have revised our estimate for net revenue growth for fiscal year 2016 to range between $4.64 billion and $4.71 billion, reflecting an annual growth rate of 29% to 31% with an Adjusted EBITDA margin revised towards the lower end of the range previously provided.  This guidance excludes any benefit from the BPCI program for the 2015 measurement period, which we believe could be recognized at some point in 2016. We remain confident in our ability to execute in this environment and maintain committed to delivering the highest quality patient care, supporting our affiliated clinicians and hospital partners, and achieving our operational and financial goals for 2016,” concluded Mr. Snow.
 2016 Second Quarter Results
Net revenue increased 27.9% to $1.12 billion from $878.0 million in the second quarter of 2015. IPC contributed 21.1%, legacy (non-IPC) acquisitions contributed 3.1%, same contract revenue contributed 2.4%, and net new growth contributed 1.2% of the increase in quarter-over-quarter growth in net revenue.
Same contract revenue increased $21.0 million, or 2.6%, to $826.9 million from $805.9 million in the second quarter of 2015. A 2.5% increase in same contract volumes contributed 1.9% to same contract growth while an increase in estimated collections on fee for service visits provided a 0.1% increase in same contract revenue growth between quarters. Same contract pricing growth was constrained by a decline in unbilled revenue between periods and a reduction in prior year revenue estimates in the second quarter of 2016 compared to a favorable change in prior year revenue estimates in the second quarter of 2015. The negative change in prior year revenue estimates recognized in 2016 is due in part to an elevated level of claims writeoffs realized in the quarter associated with provider credentialing and claims adjudication on an increased level of new and acquired contract relationships that commenced in 2014 and 2015. In addition, same contract pricing was impacted by changes in payor mix and a reduced contribution from managed care revenue offset by an increase in average acuity between periods.

Contract and other revenue contributed 0.6% to same contract revenue growth between quarters. IPC reported revenue of $185.7 million in the second quarter of 2016 while legacy acquisitions contributed $27.5 million of revenue growth and net new contract revenue increased by $10.4 million between quarters.
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contract) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended June 30,
	2015	2016	% Increase	Contribution to Overall Revenue Growth
	(in thousands)
Same contract:
Fee for service revenue	$631,080	$647,069	2.5%	1.8%
Contract and other revenue	174,809	179,841	2.9%	0.6%
Total same contract	805,889	826,910	2.6%	2.4%
New contracts, net of terminations:
Fee for service revenue	50,522	55,031	8.9%	0.5%
Contract and other revenue	16,240	22,153	36.4%	0.7%
Total new contracts, net of terminations	66,762	77,184	15.6%	1.2%
Acquired contracts:
Fee for service revenue	4,182	196,692	-	21.9%
Contract and other revenue	1,122	21,790	-	2.4%
Total acquired contracts	5,304	218,482	-	24.3%
Consolidated:
Fee for service revenue	685,784	898,792	31.1%	24.3%
Contract and other revenue	192,171	223,784	16.5%	3.6%
Total net revenue	$877,955	$1,122,576	27.9%	27.9%
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended June 30,
	2015	2016	% Increase
	(in thousands)
Fee for service visits and procedures:
Same contract	3,848	3,943	2.5%
New and acquired contracts, net of terminations	375	2,617	597.9%
Total fee for service visits and procedures	4,223	6,560	55.3%
Net earnings attributable to Team Health Holdings, Inc. for the quarter were $18.8 million, or $0.25 diluted net earnings per share, compared to net earnings of $28.9 million, or $0.39 diluted net earnings per share, in the second quarter of 2015. The financial results for the second quarter of 2016 included contingent purchase and other acquisition compensation expense of $9.8 million ($9.4 million after-tax), non-cash amortization expense of $24.1 million ($17.4 million after-tax) and a loss on debt refinancing of

$1.1 million ($0.7 million after-tax). The Company also recognized certain transaction, integration, and reorganization costs in the second quarter in the amount of $5.6 million ($3.4 million after tax). These expenses include ongoing IPC severance and integration costs of $4.1 million and $1.4 million of severance and other costs associated with TeamHealth's ongoing operational restructuring during the quarter. Excluding these items, net earnings for the second quarter of 2016 would have been $49.7 million and Adjusted EPS would have been $0.66 per share. Financial results for the second quarter of 2015 included $7.9 million of contingent purchase and other acquisition compensation expense ($7.0 million after-tax) and non-cash amortization expense of $21.2 million ($15.3 million after-tax). Excluding these items, net earnings for the second quarter of 2015 would have been $51.2 million and Adjusted EPS would have been $0.70 per share.
See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
The following table sets forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Three Months Ended June 30,
	2015		2016
	(in thousands, except for share data)
Diluted weighted average shares outstanding	73,602		75,234
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$28,935	$0.39	$18,785	$0.25
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(877) and $(341) for 2015 and 2016, respectively	6,979	0.09	9,421	0.13
Amortization expense, net of tax of $(5,859) and $(6,736) for 2015 and 2016, respectively	15,316	0.21	17,406	0.23
Transaction, integration, and reorganization costs, net of tax of $(2,152) for 2016(a)	—	—	3,439	0.05
Loss on refinancing of debt, net of tax of $(409) for 2016	—	—	660	0.01
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$51,230	$0.70	$49,711	$0.66

a.	Excludes $0.5 million of transaction costs associated with the Company's legacy acquisition activities.
Cash flow provided by operations for the quarter was $25.3 million compared to $15.6 million in the second quarter of 2015. There were $1.0 million of contingent purchase payments made in the second quarter of 2016 and $5.0 million contingent purchase payments in 2015 that were included in operating cash flow. Also impacting operating cash flow in 2016 were $5.9 million of cash transaction and integration costs associated with the IPC transaction. Excluding the impact of the contingent purchase payments and the IPC transaction and integration costs in 2016 and 2015, operating cash flows increased by $11.5 million to $32.2 million in 2016 compared to $20.6 million in 2015. The increase in operating cash flows between quarters reflects a reduced level of accounts receivable funding and income tax payments, which was offset by an increased level of interest payments. As of June 30, 2016, net accounts receivable were $787.2 million compared to $730.5 million as of December 31, 2015. On a consolidated basis (including the impact of the IPC operations), net days in accounts receivable decreased to 64.0 days at June 30, 2016 compared to 69.6 days at December 31, 2015. Excluding the impact of the IPC operations, net days in accounts receivable increased to 64.2 days at June 30, 2016 from 62.7 at December 31, 2015.
Adjusted EBITDA for the quarter increased 19.9% to $119.2 million from $99.4 million in the second quarter of 2015. During the second quarter of 2016, the Company recognized $15.8 million of Adjusted EBITDA from IPC while the Company's legacy operations generated Adjusted EBITDA of $103.4 million. Adjusted EBITDA margin on a consolidated basis was 10.6% in 2016 compared to 11.3% in 2015. The Adjusted EBITDA margin for IPC was 8.5% while the Company's legacy operations Adjusted EBITDA margin was 11.0% in 2016. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.

The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Adjusted EBITDA
	Three Months Ended June 30,
	2015	2016
	(In thousands)
Net earnings attributable to Team Health Holdings, Inc.	$28,935	$18,785
Interest expense, net	4,571	30,437
Provision for income taxes	21,186	14,577
Depreciation	5,560	8,066
Amortization	21,175	24,142
Other (income) expenses, net(a)	961	(879)
Contingent purchase and other acquisition compensation expense(b)	7,856	9,762
Transaction, integration, and reorganization costs(c)	2,215	6,106
Equity based compensation expense(d)	5,670	6,417
Loss on refinancing of debt(e)	—	1,069
Insurance subsidiaries interest income	519	501
Severance and other charges	729	195
Adjusted EBITDA	$99,377	$119,178

a.	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

b.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense associated with acquisitions.

c.	Reflects transaction and integration costs, reorganization expenses, and professional and advisory costs associated with a reorganization of the Company's legacy operations.

d.	Reflects costs related to equity awards granted under the Company's equity based compensation plans.

e.
Reflects the write-off of deferred financing costs of $0.9 million from the previous Tranche B term loan facility as well as certain fees and expenses associated with the repricing amendment of the Tranche B term loan facility.

As of June 30, 2016, the Company had cash and cash equivalents of approximately $16.3 million and total outstanding debt of $2.42 billion (excluding the impact of $50.3 million of deferred financing costs). In June 2016, the Company completed the repricing of its Tranche B term loan facility. The repricing amendment reduced the interest rate applicable to the Tranche B Loans by 75 basis points to LIBOR plus 3.00% from LIBOR plus 3.75% (in each case subject to a minimum LIBOR floor of 75 basis points). The outstanding debt as of June 30, 2016 consists of borrowings under the Tranche A term loan facility of $562.5 million, Tranche B term loan facility of $1.31 billion, and 7.25% Senior Notes due 2023 of $545.0 million. As of June 30, 2016 there was $7.5 million outstanding under the revolving credit facility and the Company had $642.5 million of available borrowings under its revolving credit facilities (without giving effect to $6.8 million of undrawn letters of credit).

2016 First Six Month Results
Net revenue in the six months ended June 30, 2016 increased 31.4% to $2.26 billion from $1.72 billion for the same period of 2015. IPC contributed 22.0%, non-IPC (legacy) acquisitions contributed 4.7%, same contract revenue contributed 3.7%, and net new growth contributed 1.1% of the increase in year over year growth in net revenue. Within the acquisitions category, new hospital contracting opportunities that were initially developed by our sales and marketing process contributed 1.2% of overall net revenue growth between years.
Same contract revenue for the six months ended June 30, 2016 increased $62.7 million, or 4.2%, to $1.57 billion from $1.50 billion in the same period a year ago. Same contract volumes increased 3.4% contributing 2.6% to growth, while estimated collections on fee for service visits increased 1.1% providing a 0.9% increase in same contract revenue growth between periods. Contract and other revenue contributed same contract revenue growth of 0.7% between periods. IPC reported revenue of $378.4 million while legacy acquisitions contributed $79.9 million of revenue growth and net new contract revenue increased by $18.7 million between periods.
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Six Months Ended June 30,
	2015	2016	% Increase	Contribution to Overall Revenue Growth
	(in thousands)
Same contracts:
Fee for service revenue	$1,164,744	$1,217,230	4.5%	3.1%
Contract and other revenue	339,197	349,440	3.0%	0.6%
Total same contracts	1,503,941	1,566,670	4.2%	3.7%
New contracts, net of terminations:
Fee for service revenue	126,294	137,888	9.2%	0.7%
Contract and other revenue	42,060	49,191	17.0%	0.4%
Total new contracts, net of terminations	168,354	187,079	11.1%	1.1%
Acquired contracts:
Fee for service revenue	44,944	461,738	927.4%	24.3%
Contract and other revenue	1,200	42,730	-	2.4%
Total acquired contracts	46,144	504,468	993.2%	26.7%
Consolidated:
Fee for service revenue	1,335,982	1,816,856	36.0%	28.0%
Contract and other revenue	382,457	441,361	15.4%	3.4%
Total net revenues	$1,718,439	$2,258,217	31.4%	31.4%

The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Six Months Ended June 30,
	2015	2016	% Increase
	(in thousands)
Fee for service visits and procedures:
Same contract	6,991	7,227	3.4%
New and acquired contracts, net of terminations	1,220	5,929	386.0%
Total fee for service visits and procedures	8,211	13,156	60.2%
Net earnings attributable to Team Health Holdings, Inc. were $19.5 million in the six months ended June 30, 2016, or $0.26 diluted net earnings per share, compared to net earnings of $57.0 million, or $0.78 diluted net earnings per share, in the same period of 2015. The 2016 financial results included $18.9 million ($18.1 million after-tax) of contingent purchase and other acquisition compensation expense, non-cash amortization expense of $47.7 million ($34.3 million after-tax), and a $1.1 million ($0.7 million after-tax) loss on the refinancing of debt. The Company also recognized certain transaction, integration, and reorganization costs in the six months ended June 30, 2016 in the amount of $26.8 million ($14.9 million after-tax). These expenses during the period include IPC severance and integration costs of $12.7 million, $9.2 million of professional, advisory, and legal costs associated with the activities of (i) the Board's special advisory committee (which is responsible for reviewing and evaluating possible strategic alternatives available to the Company) and (ii) the JANA agreement, and $4.9 million of severance and lease impairment costs associated with a restructuring of the Company's legacy operations. In addition, during the six months ended June 30, 2016, the Company (along with other third party healthcare providers) was involved in two separate professional liability legal settlements originating in prior years that required payments that were in excess of existing limits of coverage on its insurance program in the aggregate amount of $14.3 million ($8.8 million after-tax). Excluding these items, net earnings for the six months of 2016 would have been $96.3 million and Adjusted EPS would have been $1.28 per share. Financial results for the same period in 2015 included $15.8 million of contingent purchase and other acquisition compensation expense ($13.8 million after-tax), and non-cash amortization expense of $41.5 million ($29.8 million after-tax). Excluding these adjustments, net earnings for the same period in 2015 would have been $100.6 million and Adjusted EPS would have been $1.38 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
The following tables set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Six Months Ended June 30,
	2015		2016
	(in thousands, except for share data)
Diluted weighted average shares outstanding	73,137		75,129
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$56,989	0.78	$19,453	0.26
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(1,947) and $(778) for 2015 and 2016, respectively	13,813	0.19	18,073	0.24
Amortization expense, net of tax of $(11,615) and $(13,344) for 2015 and 2016, respectively	29,837	0.41	34,309	0.46
Transaction, integration, and reorganization costs, net of tax of $(11,833) for 2016(a)	—	—	14,939	0.20
Loss on refinancing of debt, net of tax of $(409) for 2016	—	—	660	0.01
Professional liability loss reserve adjustments associated with prior years, net of tax of $(5,464) for 2016	—	—	8,820	0.12
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$100,639	$1.38	$96,254	$1.28

a.	Excludes $0.7 million of transaction costs associated with the Company's legacy acquisition activities.
Cash flow provided by operations for the six months ended June 30, 2016 was $54.4 million compared to $18.2 million in 2015. There were $2.6 million contingent purchase payments in 2016 and $8.9 million contingent purchase payments in 2015 that were included in operating cash flow. Also impacting operating cash flow in 2016 were $14.0 million of cash transaction and integration costs associated with the IPC transaction. Excluding the impact of the contingent purchase payments and the IPC transaction and integration costs in 2016 and 2015, operating cash flows increased $44.0 million to $71.1 million in 2016 compared to $27.1 million in 2015.
Adjusted EBITDA for the six months ended June 30, 2016 increased 23.5% to $233.0 million from $188.7 million in the six months ended June 30, 2015. During the six months ended June 30, 2016, the Company recognized $32.5 million of Adjusted EBITDA from IPC while the Company's legacy operations generated Adjusted EBITDA of $200.5 million.
Adjusted EBITDA margin on a consolidated basis was 10.3% in 2016 compared to 11.0% in 2015. Excluding the impact of Medicaid parity in both years, Adjusted EBITDA margin would have been 10.9% in 2015. The Adjusted EBITDA margin for IPC was 8.6% while the Company's legacy operations Adjusted EBITDA margin was 10.7% in 2016.
See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.

The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Adjusted EBITDA
	Six Months Ended June 30,
	2015	2016
	(in thousands)
Net earnings attributable to Team Health Holdings, Inc.	$56,989	$19,453
Interest expense, net	8,560	61,730
Provision for income taxes	42,341	12,363
Depreciation	11,134	16,103
Amortization	41,452	47,653
Other (income) expenses, net(a)	(2,321)	(1,611)
Contingent purchase and other acquisition compensation expense(b)	15,760	18,851
Transaction, integration, and reorganization costs (c)	3,301	27,501
Equity based compensation expense(d)	9,213	14,000
Loss on refinancing of debt(e)	—	1,069
Insurance subsidiaries interest income	1,023	1,080
Professional liability loss reserve adjustments associated with prior years	—	14,284
Severance and other charges	1,247	541
Adjusted EBITDA	$188,699	$233,017

a.	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

b.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense activity associated with acquisitions.

c.	Reflects transaction and integration costs, reorganization expenses, and advisory, legal and other professional service fees from the Board's special advisory committee process and JANA agreement.

d.	Reflects costs related to equity awards granted under the Company's equity based compensation plans.

e.
Reflects the write-off of deferred financing costs of $0.9 million from the previous Tranche B term loan facility as well as certain fees and expenses associated with the repricing amendment of the Tranche B term loan facility.

Updated 2016 Financial Guidance
Based on information known as of today, the Company has updated its financial guidance for the year ending December 31, 2016, previously provided on May 9, 2016.
The Company projects 2016 net revenue growth of 29.0% to 31.0% versus previously reported net revenue growth of 31.0% to 33.0% with an Adjusted EBITDA margin of around 10.5%, versus previously projected margin of between 10.5% and 11.0%. The current and previous financial guidance excludes any results from the BPCI program.
With respect to our expectations above, for Adjusted EBITDA margin, a reconciliation to the closest corresponding GAAP financial measures is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to contingent purchase and other acquisition compensation expense and amortization expense that are excluded from this non-GAAP financial measure. The variability of these charges and related tax treatment is unpredictable due to the timing and amount of future acquisitions and may have an impact on our future GAAP financial results.

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2015	June 30, 2016
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$28,563	$16,281
Short-term investments	1,985	1,581
Accounts receivable, less allowance for uncollectibles of $500,645 and $655,050 in 2015 and 2016, respectively	730,459	787,169
Prepaid expenses and other current assets	73,807	66,492
Receivables under insured programs	36,004	40,801
Income tax receivable	28,791	13,526
Total current assets	899,609	925,850
Insurance subsidiaries' and other investments	111,940	111,390
Property and equipment, net	87,907	86,727
Other intangibles, net	335,637	325,284
Goodwill	2,427,802	2,447,856
Deferred income taxes	50,250	40,369
Receivables under insured programs	90,747	98,912
Other	56,950	65,364
	$4,060,842	$4,101,752
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$66,358	$57,000
Accrued compensation and physician payable	337,455	316,404
Other accrued liabilities	257,651	299,509
Current maturities of long-term debt	68,900	61,870
Total current liabilities	730,364	734,783
Long-term debt, less current maturities	2,337,363	2,311,598
Other non-current liabilities	346,427	357,302
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 73,092 and 74,156 shares issued and outstanding at December 31, 2015 and June 30, 2016, respectively)	731	742
Additional paid-in capital	836,458	865,896
Accumulated deficit	(196,144)	(176,691)
Accumulated other comprehensive earnings	1,503	2,414
Team Health Holdings, Inc. shareholders' equity	642,548	692,361
Noncontrolling interests	4,140	5,708
Total shareholders' equity including noncontrolling interests	646,688	698,069
	$4,060,842	$4,101,752

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended June 30,
	2015	2016
	(Unaudited)(In thousands, except per share data)
Net revenues before provision for uncollectibles	$1,466,984	$1,815,904
Provision for uncollectibles	589,029	693,328
Net revenues	877,955	1,122,576
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	687,540	891,141
Professional liability costs	27,279	33,455
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $7,856 and $9,762 in 2015 and 2016, respectively)	78,586	95,548
Other (income) expenses, net	961	(879)
Depreciation	5,560	8,066
Amortization	21,175	24,142
Interest expense, net	4,571	30,437
Transaction, integration, and reorganization costs	2,215	6,106
Loss on refinancing of debt	—	1,069
Earnings before income taxes	50,068	33,491
Provision for income taxes	21,186	14,577
Net earnings	28,882	18,914
Net (loss) earnings attributable to noncontrolling interests	(53)	129
Net earnings attributable to Team Health Holdings, Inc.	$28,935	$18,785

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.40	$0.25
Diluted	$0.39	$0.25
Weighted average shares outstanding
Basic	71,956	73,958
Diluted	73,602	75,234

Other comprehensive (loss) earnings, net of tax:
Net change in fair value of investments, net of tax of $(340) and $338 for 2015 and 2016, respectively	(573)	628
Comprehensive earnings	28,309	19,542
Comprehensive (loss) earnings attributable to noncontrolling interests	(53)	129
Comprehensive earnings attributable to Team Health Holdings, Inc.	$28,362	$19,413

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Six Months Ended June 30,
	2015	2016
	(Unaudited) (In thousands, except per share data)
Net revenues before provision for uncollectibles	$2,865,273	$3,655,435
Provision for uncollectibles	1,146,834	1,397,218
Net revenues	1,718,439	2,258,217
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	1,351,005	1,793,724
Professional liability costs	53,897	80,439
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $15,760 and $18,851 in 2015 and 2016, respectively)	152,148	199,602
Other (income) expenses, net	(2,321)	(1,611)
Depreciation	11,134	16,103
Amortization	41,452	47,653
Interest expense, net	8,560	61,730
Transaction, integration, and reorganization costs	3,301	27,501
Loss on refinancing of debt	—	1,069
Earnings before income taxes	99,263	32,007
Provision for income taxes	42,341	12,363
Net earnings	56,922	19,644
Net (loss) earnings attributable to noncontrolling interests	(67)	191
Net earnings attributable to Team Health Holdings, Inc.	$56,989	$19,453

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.80	$0.26
Diluted	$0.78	$0.26
Weighted average shares outstanding
Basic	71,666	73,650
Diluted	73,137	75,129

Other comprehensive earnings (loss), net of tax:
Net change in fair value of investments, net of tax of $(337) and $492 for 2015 and 2016, respectively	(600)	911
Comprehensive earnings	56,322	20,555
Comprehensive (loss) earnings attributable to noncontrolling interests	(67)	191
Comprehensive earnings attributable to Team Health Holdings, Inc.	$56,389	$20,364

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flow

	Three Months Ended June 30,
	2015	2016
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$28,882	$18,914
Adjustments to reconcile net earnings:
Depreciation	5,560	8,066
Amortization	21,175	24,142
Amortization of deferred financing costs	364	2,210
Equity based compensation expense	5,670	6,605
Provision for uncollectibles	589,029	693,328
Deferred income taxes	(10,140)	(6,134)
Non-cash loss on refinancing of debt	—	905
Loss on sale of investments and other assets	—	60
Equity in joint venture income	(938)	(2,252)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(638,236)	(724,696)
Prepaids and other assets	(14,443)	(3,566)
Income tax accounts	(11,094)	16,266
Accounts payable	(691)	(9,121)
Accrued compensation and physician payable	29,210	3,022
Contingent purchase liabilities	2,869	8,803
Other accrued liabilities	(3,594)	(12,542)
Professional liability reserves	12,008	1,267
Net cash provided by operating activities	15,631	25,277
Investing Activities
Purchases of property and equipment	(7,532)	(8,090)
Net proceeds from disposition of assets held for sale and property and equipment	250	—
Cash paid for acquisitions, net of cash acquired	(51,496)	(29,600)
Payments for the purchase of investments	—	(5)
Proceeds from the sale of investments	369	742
Purchases of investments at insurance subsidiaries	(25,854)	(16,641)
Proceeds from investments at insurance subsidiaries	32,920	19,691
Net cash used in investing activities	(51,343)	(33,903)
Financing Activities
Payments on long-term debt	(3,750)	(10,780)
Proceeds from note payable	—	288
Payments on revolving credit facility	(345,000)	(193,000)
Proceeds from revolving credit facility	397,000	200,500
Payments of financing costs	—	(1,587)
Payments related to contingent purchase obligations		(1,696)
Contributions from noncontrolling interests	357	1,122
Proceeds from the issuance of common stock under stock purchase plans	3,445	4,952
Proceeds from exercise of stock options	10,945	3,729
Tax benefit from exercise of stock options	6,649	362
Payments related to settlement of equity based awards	—	(2,446)
Net cash provided by financing activities	69,646	1,444
Net increase (decrease) in cash and cash equivalents	33,934	(7,182)
Cash and cash equivalents, beginning of period	17,369	23,463
Cash and cash equivalents, end of period	$51,303	$16,281
Supplemental cash flow information:
Interest paid	$5,058	$40,902
Taxes paid, net of refunds	$36,456	$4,084

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2015	2016
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$56,922	$19,644
Adjustments to reconcile net earnings:
Depreciation	11,134	16,103
Amortization	41,452	47,653
Amortization of deferred financing costs	727	4,394
Equity based compensation expense	9,213	14,374
Provision for uncollectibles	1,146,834	1,397,218
Deferred income taxes	(14,578)	2,794
Non-cash loss on refinancing of debt	—	905
(Gain) loss on sale of investments and other assets	(400)	94
Equity in joint venture income	(1,714)	(2,990)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,244,045)	(1,459,597)
Prepaids and other assets	(9,753)	715
Income tax accounts	3,967	11,319
Accounts payable	5,555	(8,950)
Accrued compensation and physician payable	(10,710)	(14,972)
Contingent purchase liabilities	6,872	16,237
Other accrued liabilities	(2,178)	(4,586)
Professional liability reserves	18,870	14,067
Net cash provided by operating activities	18,168	54,422
Investing Activities
Purchases of property and equipment	(17,364)	(15,333)
Net proceeds from disposition of assets held for sale and property and equipment	269	50
Cash paid for acquisitions, net of cash acquired	(84,792)	(29,930)
Payments for the purchase of investments	—	(458)
Proceeds from the sale of investments	6,560	1,169
Purchases of investments at insurance subsidiaries	(44,935)	(46,539)
Proceeds from investments at insurance subsidiaries	51,187	48,184
Net cash used in investing activities	(89,075)	(42,857)
Financing Activities
Payments on long-term debt	(7,500)	(21,568)
Proceeds from notes payable	—	288
Payments on revolving credit facility	(631,000)	(463,200)
Proceeds from revolving credit facility	701,500	448,700
Payments of financing costs	—	(1,587)
Payments related to contingent purchase obligations	—	(6,888)
Contributions from noncontrolling interests	1,377	1,377
Proceeds from the issuance of common stock under stock purchase plans	3,445	4,952
Proceeds from exercise of stock options	20,519	15,756
Tax benefit from exercise of stock options	13,775	1,075
Payments related to settlement of equity based awards	—	(2,752)
Net cash provided by (used in) financing activities	102,116	(23,847)
Net increase (decrease) in cash and cash equivalents	31,209	(12,282)
Cash and cash equivalents, beginning of period	20,094	28,563
Cash and cash equivalents, end of period	$51,303	$16,281
Supplemental cash flow information:
Interest paid	$9,380	$61,562
Taxes paid, net of refunds	$37,160	$(2,368)

-continued-

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of the Company. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the realization of the expected benefits of the IPC transaction, the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this press release or in other statements attributable to the Company are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such “forward-looking statements,” include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company's forward looking statements speak only as of the date hereof and the date they are made. The Company disclaims any intent or obligation to update “forward looking statements” made in this press release to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share ("Adjusted EPS") which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” in the release. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase and other acquisition compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share” in the release. For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively, contained in the release.

Adjusted EBITDA
We present Adjusted EBITDA as a supplemental measure of our performance. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, our debt agreements. Adjusted EBITDA is a material component of these covenants.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Adjusted Earnings Per Share
We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related and other costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. In presenting Adjusted EPS, we attempt to calculate the after-tax impact of such acquisition-related and other costs using our estimated effective tax rate applied to the deductible portion of such costs with no tax adjustment applied to any non-deductible cost elements. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase and other acquisition compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net earnings, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Financial Supplement and Conference Call Date & Time
The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.teamhealth.com. TeamHealth will hold a conference call tomorrow, August 3, 2016 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13640687. The replay will be available until August 10, 2016.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
At TeamHealth (NYSE: TMH), our purpose is to perfect our physicians’ ability to practice medicine, every day, in everything we do. Through our more than 19,000 affiliated physicians and advanced practice clinicians, TeamHealth offers outsourced emergency medicine, hospital medicine, critical care, anesthesiology, orthopedic hospitalist, acute care surgery, obstetrics and gynecology hospitalist, ambulatory care, post-acute care and medical call center solutions to approximately 3,400 acute and post-acute facilities and physician groups nationwide. Our philosophy is as simple as our goal is singular: we believe better experiences for physicians lead to better outcomes-for patients, hospital partners and physicians alike. Join our team; we value and empower clinicians. Partner with us; we deliver on our promises. Learn more at http://www.teamhealth.com.

The term "TeamHealth" as used throughout this release includes Team Health Holdings, Inc., its subsidiaries, affiliates, affiliated medical groups and providers, all of which are part of the TeamHealth organization. "Providers" are physicians, advanced practice clinicians and other healthcare providers who are employed by or contract with subsidiaries or affiliated entities of Team Health Holdings, Inc. All such providers exercise independent clinical judgment when providing patient care. Team Health Holdings, Inc. does not have any employees, does not contract with providers and does not practice medicine.